Exhibit 99.1

Sow Good Inc. Appoints Donna Guy as Chief Financial Officer

Experienced Financial Strategist to Lead Finance Function Through Next Phase of Growth

IRVING, TEXAS, June 10, 2025 – Sow Good Inc. (Nasdaq: SOWG) (“Sow Good” or “the Company”), a trailblazer in the freeze dried candy and treat industry, today announced the appointment of Donna Guy, CPA, as Chief Financial Officer, effective June 5, 2025. Ms. Guy succeeds Brendan Fischer, who served as Interim CFO since April 2024.

Ms. Guy brings over 25 years of experience in financial leadership across public and private companies. Most recently, she served as Principal Consultant and founder of Elevation Accounting & Finance, LLC, where since 2021 she has advised organizations on accounting operations, SEC reporting, system implementations, and process optimization. Notably, Ms. Guy previously consulted with Sow Good Inc. on accounting and reporting requirements, giving her a deep understanding of the company’s operations and strategic goals.

Prior to founding Elevation, Ms. Guy served as Controller and later Interim Chief Financial Officer at ADDvantage Technologies Group, Inc. (2020–2021), and as Senior Director of Financial Planning & Analysis at Basic Energy Services (2016–2020). Earlier in her career, she held senior roles in SEC reporting and accounting at Enduro Resource Partners, XTO Energy, and other leading firms. Ms. Guy began her career as an auditor after earning her Bachelor of Business and Accounting from the University of Texas at Arlington in 1998.

"We are excited to welcome Donna to the executive leadership team," said Claudia Goldfarb, CEO of Sow Good Inc. "Her extensive background in corporate finance, public company reporting, and operational leadership—combined with her prior advisory work with Sow Good—positions her uniquely to help drive our continued growth and financial performance."

Ms. Guy is a licensed CPA and an active member of the AICPA, the Texas Society of CPAs, and COPAS. She is also a U.S. Air Force veteran and previously served on the board of the Women’s Center of Tarrant County for six years.

Commenting on her appointment, Ms. Guy stated: “I’m thrilled to formally join Sow Good at such an exciting time in the company’s journey. Having already worked closely with the team in a consultative capacity, I’m well-positioned to hit the ground running and contribute immediately to our strategic and financial goals.”

Brendan Fischer will assist in the transition process to ensure a seamless handover of responsibilities.

About Sow Good Inc.

Sow Good Inc. is a trailblazing U.S.-based freeze dried candy and snack manufacturer dedicated to providing consumers with innovative and explosively flavorful freeze dried treats. Sow Good has harnessed the power of our proprietary freeze-drying technology and product-specialized manufacturing facility to transform traditional candy into a novel and exciting everyday confectionaries subcategory that we call freeze dried candy. Sow Good is dedicated to building a company that creates good experiences for our customers and growth for our investors and employees through our core pillars: (i) innovation; (ii) scalability; (iii) manufacturing excellence; (iv) meaningful employment opportunities; and (v) food quality standards.

Sow Good Investor Inquiries:

Cody Slach

Gateway Group, Inc.

Exhibit 99.1

1-949-574-3860

SOWG@gateway-grp.com

Sow Good Media Inquiries:

Sow Good, Inc.

1-214-623-6055

pr@sowginc.com